Exhibit 99.1

[LOGO OF BCP]

Note to Editors:    Borden Chemicals and Plastics Limited Partnership (the Partnership) and Borden Chemicals and Plastics Operating Limited Partnership (the Operating LP, or BCP) are separate and distinct entities from Borden Chemical, Inc. Please do not refer to either partnership as “Borden” or “Borden Chemicals.”

CONTACT:
Patrick Gallagher or Diana Lueptow
Edward Howard & Co.
216/781-2400

BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP FILES
10-Q FOR THIRD QUARTER 2002

Termination of the Partnership, suspension of SEC reporting and termination of trading of units may occur in first quarter 2003

GEISMAR, La., December 23, 2002 – Borden Chemicals and Plastics Limited Partnership (the Partnership) (OTCBB: BCPUQ) today filed its Form 10-Q for the quarterly period ended September 30, 2002. The Partnership is a holding entity that has no independent operations. Its only activity has been ownership of the sole limited partnership interest in Borden Chemicals and Plastics Operating Limited Partnership (the Operating LP), which filed a voluntary petition under Chapter 11 of the Bankruptcy Code for the District of Delaware on April 3, 2001, and engaged in the PVC resin business prior to the sale or shutdown of its facilities during the first half of 2002.

The Operating LP and BCP Management, Inc., the general partner of both the Operating LP and the Partnership, which filed bankruptcy on March 22, 2002, have filed a joint plan of liquidation with the Bankruptcy Court, which has been submitted to creditors for approval. Under the liquidation plan, the Partnership’s sole asset – its limited partnership interest in the Operating LP – would be extinguished. A court hearing on the plan of liquidation is scheduled for January 24, 2003. The expectation at present is that the plan of liquidation will be confirmed and consummated during the first quarter of 2003.

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Borden Chemicals and Plastics Limited Partnership Files 10-Q . . . / p. 2

Neither the Partnership nor the Partnership’s unitholders would receive any distribution from the Operating LP bankruptcy under the plan of liquidation because sales of the Operating LP’s assets have not generated enough cash to satisfy all of the Operating LP’s debts. In addition, the bankruptcy of the general partner and the sale of substantially all of the Operating LP’s assets trigger the dissolution and winding up of the Partnership pursuant to provisions of the Partnership’s amended and restated agreement of limited partnership and Delaware law.

Accordingly, the Partnership further announced that, following confirmation of the joint plan of liquidation, it intends to file a certificate of cancellation with the Delaware Secretary of State terminating the Partnership’s existence as a Delaware limited partnership. Thereafter, transfers of units would no longer be permitted. At that time, the Partnership also intends to file a certificate on Form 15 with the Securities and Exchange Commission terminating registration of its common units and suspending the Partnership’s duty to file further reports with the SEC.

For federal income tax purposes, unitholders must take into account their allocable share of income, gains, losses, deductions and credits of the Operating LP (which flow to them through the Partnership), even if they receive no cash distribution. The sales of Operating LP assets may, and discharge of indebtedness income resulting from the nonpayment of certain Operating LP debts will, result in the allocation of ordinary income and/or capital gain to unitholders in 2002, or later, without the receipt of a cash distribution to pay any tax liability. A unitholder’s tax liability attributable to such income and/or gain may exceed any tax benefits resulting from any losses attributable to the unitholder’s allocable share of Operating LP operating losses or the unitholder’s disposition or write-off of Partnership units. The actual tax impact to a unitholder is dependent on the unitholder’s overall tax circumstance. Unitholders should consult with their personal tax advisors regarding the tax consequences of purchasing, holding or disposing of units.